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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Magic, Inc.:

We consent to incorporation herein by reference in the registration statement to be filed on or about July 25, 2000, on Form S-8 of General Magic, Inc., of our report dated January 28, 2000, relating to the consolidated balance sheets of General Magic, Inc. and subsidiary (a development stage enterprise) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and for the period from May 1, 1990 (inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K/A of General Magic, Inc.


                                       KPMG LLP


Mountain View, California
July 25, 2000